Exhibit 99.1

French

Cher partenaire,

Je tiens à vous informer sur des nouvelles de Radiant Systems, la société mère d’Orderman. Les deux sociétés, NCR Corporation et Radiant Systems ont annoncé lundi que NCR a l’intention de reprendre Radiant Systems. Sous réserve de l’approbation des autorités réglementaires, la transaction sera achevée au troisième trimestre de 2011.

Radiant Systems continuera à exister comme une unité commerciale au sein de NCR. Pour vous en tant que client et partenaire d’Orderman ce change de propriétaire de Radiant n’aura aucun effet. Les produits Orderman, la stratégie et vos interlocuteurs dans la société demeurent inchangés. Nous continuons comme avant de nous concentrer sur les soins et la collaboration intensive avec nos distributeurs et partenaires du système.

Nous restons à votre disposition pour toutes questions concernant le changement de propriétaire de Radiant. Veuillez trouver ci-joint le communiqué de presse officiel sur ce sujet.

Spanish

Estimado colaborador

Hoy quiero informarles de una gran noticia sobre Radiant Systems, empresa matriz de Orderman. Ayer, dos grandes compañías, NCR Corporation y Radiant Systems anunciaron que NCR pretende adquirir Radiant Systems. NCR y Radiant Systems han anticipado la transacción que se cerrará durante el tercer trimestre de 2011, sujeta a aprobación regulatoria.

Radiant Systems continuará existiendo como una unidad de negocio dentro de NCR. Este cambio de propietarios no influirá en usted como colaborador de Orderman en absoluto. Orderman, todos nuestros productos, la estrategia y sus personas de contacto dentro de la empresa continuarán exactamente igual. El intensivo contacto que venimos manteniendo tanto con los distribuidores de Orderman como con los fabricantes de software también se mantendrá intacto.

Si tiene cualquier pregunta, por favor no dude ponerse en contacto con nosotros. Adjunto encontrará también la nota de prensa oficial referente a este asunto.

English

Dear Business-Partner,

Today I would like to inform you about some news regarding Radiant Systems, Orderman´s parent company. Yesterday, the two companies NCR Corporation and Radiant Systems announced that NCR intends to acquire Radiant Systems. NCR and Radiant Systems currently anticipate the transaction will close during the third quarter of 2011, subject to regulatory approval.

Radiant Systems will remain a business unit within NCR. This change of ownership will not influence you as an Orderman partner and customer at all. Orderman, our products, the strategy and your contact persons within the company will stay exactly the same. The intensive collaboration and support of Orderman dealers and system partners will also remain unchanged.

If you have any questions, please do not hesitate to contact us. Attached you will also find the official press release concerning the issue.

German

Sehr geehrter Geschäftspartner,

Ich möchte Sie heute über eine Neuigkeit bei Radiant Systems, der Muttergesellschaft von Orderman, informieren. Gestern haben die beiden Unternehmen NCR Corporation und Radiant Systems bekanntgegeben, dass NCR beabsichtigt, Radiant Systems zu übernehmen. Vorbehaltlich der behördlichen Genehmigung wird die Transaktion im dritten Quartal 2011 abgeschlossen sein.

Radiant Systems wird als Business-Einheit innerhalb von NCR bestehen bleiben. Für Sie als Kunde und Partner von Orderman hat der Radiant Eigentümerwechsel keinerlei Auswirkung. Orderman, die Produkte, die Strategie und Ihre Ansprechpartner im Unternehmen bleiben unverändert. Auch unser Fokus auf die Betreuung und die intensive Zusammenarbeit mit unseren Händlern und Systempartnern wird wie bisher fortgeführt.

Sollten Sie Fragen zum Radiant Eigentümerwechsel haben, stehen wir Ihnen gerne zur Verfügung. Anbei finden Sie auch die offizielle Pressemeldung zum Thema.

Important Information about the Tender Offer

The Offer described herein has not yet commenced, and the information attached is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the Offer is commenced, NCR will cause Radiant Acquisition Corporation to file a tender offer statement on Schedule TO with the SEC. Investors and Radiant shareholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by Radiant with the SEC, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov. A copy of the tender offer statement and the solicitation/recommendation statement will be made available free of charge to all shareholders of Radiant Systems, Inc. at www.radiantsystems.com or by contacting Radiant Systems, Inc. at 3925 Brookside Parkway, Alpharetta, Georgia 30022, Attn: Investor Relations Director, (770) 576-6000.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “future”; “anticipate”; “potential”; “believe”; or similar statements are forward-looking statements. Risks and uncertainties include uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of the Radiant shareholders will tender their stock in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, business partners or governmental entities; as well as risks detailed from time to time in Radiant’s public disclosure filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, subsequent quarterly filings on Form 10-Q and the solicitation/recommendation statement to be filed in connection with the tender offer. The information contained herein is as of July 11, 2011. Radiant disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the filing of this information or otherwise, except as expressly required by law. Copies of Radiant’s public disclosure filings are available from its investor relations department.